EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Jabil Circuit, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-42992) and Form S-8 (Nos. 333-132721, 333-132720, 333-112264, 333-50748, 333-54946, 333-98291, 333-106123, 333-146577 and 333-149277) of Jabil Circuit, Inc. and subsidiaries of our reports dated October 27, 2008, with respect to the consolidated balance sheets of Jabil Circuit, Inc. and subsidiaries as of August 31, 2008 and 2007, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended August 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of August 31, 2008, which reports appear in the August 31, 2008, annual report on Form 10-K of Jabil Circuit, Inc. and subsidiaries.

As discussed in Note 4 to the consolidated financial statements, effective September 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes. As discussed in Note 9 to the consolidated financial statements, the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of August 31, 2007.

Jabil Circuit, Inc. acquired certain manufacturing operations of Nokia Siemens Networks S.p.A. (“NSN”) during the year ended August 31, 2008, and management excluded from its assessment of the effectiveness of Jabil Circuit, Inc.’s internal control over financial reporting as of August 31, 2008 an evaluation of the internal control over financial reporting as of August 31, 2008, NSN’s internal control over financial reporting associated with total assets of approximately $217.0 million and total revenues of approximately $353.0 million included in the consolidated financial statements of Jabil Circuit, Inc. and subsidiaries as of and for the year ended August 31, 2008. Our audit of internal control over financial reporting of Jabil Circuit, Inc. also excluded an evaluation of internal control over financial reporting of NSN.

/s/ KPMG LLP

October 27, 2008

Tampa, Florida

Certified Public Accountants